Exhibit 10.8

November 8, 2013

Jeremy Cage

6 Robin Hood Lane

Darien, CT 06820

Dear Jeremy:

This letter confirms that, effective November 8, 2013 (“Separation Date”), you are resigning from employment with Lighting Science Group Corporation (“LSG”) and its subsidiaries (collectively, the “Company”), including your position as LSG’s Chief Executive Officer, and from your position as a member of LSG’s Board of Directors.

You will be paid your salary, and receive your regular benefits, through the Separation Date, in accordance with the terms of the employment agreement, dated November 29, 2012, between you and LSG (the “Employment Agreement”). In addition, you are entitled to receive:

1.	Severance. Provided that you sign and return, and do not revoke, the waiver and release of all claims that you may have against the Company, as set forth in this letter, LSG will then pay you an amount equal to 12 months of your current base pay, which amount will be paid to you in equal installments over twelve (12) months following the Separation Date (“Severance Period”), in accordance with LSG’s payroll practices. Notwithstanding the foregoing, however, the payments due within the first fifty-two (52) days after the Separation Date may be accrued and paid on the first payroll date on or after the fifty-second (52nd) day following your termination of employment.

2.	Health Insurance/Continuation of Benefits. During the Severance Period, you and any dependents will continue to be covered by all group health, accident, and life insurance plans or arrangements made available by LSG in which you or your dependents were participating as of the Separation Date as if you continued to be an employee of LSG, provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, LSG will take commercially reasonable steps to provide substantially similar benefits to the extent consistent with applicable law. You agree and understand that LSG shall include the value of the premiums payments made hereunder in your taxable income if, and to the extent, required by applicable law, and shall deduct any taxes due from any payments made under Section 1 above.

3.	Vacation. You will be paid for all unused vacation accrued by you as of the Separation Date, if any.

4.	Restricted Shares. Of the five hundred thousand (500,000) shares of restricted common stock of LSG awarded to you under the terms of the Employment Agreement (the “Restricted Shares”), One Hundred Fourteen Thousand Five Hundred Eighty-Three (114,583) shall fully vest as of the close of business on the Separation Date, subject to the terms and conditions specified in the applicable award agreement and the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (“Equity Plan”). The balance of the Restricted Shares (i.e., 385,417 Restricted Shares) shall remain unvested and will automatically terminate, and may no longer become vested, as of 5:00 pm Florida time on the Separation Date.

5.	Stock Options. Of the options to purchase four million five hundred thousand (4,500,000) shares of common stock of LSG awarded to you under the terms of the Employment Agreement (the “Options”), One Million Thirty-One Thousand Two Hundred Fifty (1,031,250) shall fully vest as of the close of business on the Separation Date, subject to the terms and conditions specified in the applicable award agreement and the Equity Plan. The balance of the Options (i.e., 3,468,750 Options) shall remain unvested and will automatically terminate, and may no longer be exercised, as of 5:00 pm Florida time on the Separation Date.

6.	Non-Compete. During the Severance Period, you will not, directly or indirectly, own any interest in, establish, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any “Competing Business” (as defined below) anywhere in the “Restricted Area” (as defined below). “Competing Business” means any person, business or entity engaged in the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems, and any other business engaged in by LSG or its affiliates (collectively, the “Company Group”) as conducted, or proposed to be extended or expanded, by the Company Group as of the date of your termination of employment. Nothing herein shall prohibit you from investing in stocks, bonds, or other securities in any business if: (i) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock, or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

7.

Waiver and Release of Claims. You, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have from the beginning of time up to and including the time of signing this letter agreement, or that otherwise may exist or may arise in respect of work performed before your employment, your employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, California Business and Professions Code, the California Constitution, the California Labor Code (including, without limitation, Section 132a), the California Civil Code and the California Family Rights Act, or any tort, contract, or alleged violation of any other legal obligation and any and all other federal, state or local laws, regulations, ordinances or public policies and any common law or equity claims, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs. In addition, in consideration of the promises and covenants of the Company, you, on behalf of yourself and the other Releasers, further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in your favor as of the date you execute this letter agreement.

Anything to the contrary notwithstanding in this letter agreement, nothing herein shall release any Releasee from any claims and/or damages based on (a) any right or claim that arises after the date you execute this letter agreement pertaining to a matter that arises after such date, (b) any right you may have to pension benefits, health care or similar benefits pursuant to applicable law, (c) any right you may have to enforce this letter agreement or (d) any right you may have to be indemnified by the Company to the extent such indemnification is permitted by applicable law or the by-laws of the Company.

By signing this letter agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release, you will not hereafter pursue any individual claims (whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) against the Company or any other Releasee by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency, including, by way of example and not limitation, the Equal Employment Opportunity Commission, the Department of Labor or any state Human Rights Agencies, for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the effective date of this letter agreement.

8.	Cooperation. You agree to make yourself reasonably available to answer questions and otherwise provide assistance to the Company and its personnel, including but not limited to providing transition and other assistance to the Company’s leadership team and other personnel, as may be requested from time to time over the course of the Severance Period.

9.	Confidentiality and Non-Solicitation. You remain bound by the Confidentiality and Non-Solicitation covenants contained in the Employment Agreement, and by the other provisions contained therein that survive your termination of employment.

Please sign below to indicate your acknowledgment of, and agreement with, all of the terms contained in this letter agreement.

Sincerely yours,

/s/ F. Philip Handy
F. Philip Handy
Chairman of the Board
Lighting Science Group Corp.

The terms of this letter agreement are acknowledged and agreed to in their entirety

/s/ Jeremy Cage
Jeremy Cage

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